Exhibit 99.1

FOR IMMEDIATE RELEASE

May 20, 2024

Talkspace Announces CFO Transition, Appointing Ian Harris as New CFO

New York, NY – Today Talkspace (NASDAQ: TALK), a leading online behavioral health care company, announced the appointment of Ian Harris, a seasoned investment leader who currently oversees investor strategy and relations at the Company, as Chief Financial Officer. The Company has also announced that Jennifer Fulk will step down from her position as Chief Financial Officer. Ms. Fulk will assist with the transition process while spending time with family.

“On behalf of the Board of Directors and Talkspace, I want to thank Jennifer for her extraordinary leadership and diligence in successfully evolving the Company to its first ever quarter of profitability,” said Dr. Jon Cohen, Chief Executive Officer of Talkspace. “The Talkspace she stepped into, and the Talkspace that she leaves are worlds apart, and that is, in huge part, due to her financial acumen as well as her unwavering commitment to the company’s mission and the providers and employees that serve that mission, day in, day out.”

“Ian will usher in another chapter, where we continue to scale the Company against our strategic priorities, cementing our leadership in offering accessible and convenient, high quality mental healthcare, while continuing to increase value for our shareholders and investors.”

Prior to Talkspace, Mr. Harris most recently served as Partner at Hudson Executive Capital LP, an alternative investment firm. At Hudson Executive Capital, Mr. Harris led the investment team’s efforts to source, perform diligence, and manage investments in the healthcare, technology, and financial services sectors. Prior to joining Hudson Executive Capital in 2017, Mr. Harris worked at Barclays Capital, the investment banking division of Barclays PLC, where he advised healthcare companies on M&A and capital market activities. Mr. Harris currently serves as a director at Cantaloupe (Nasdaq: CTLP) and Liberated Syndication. Mr. Harris received a B.A. in Economics and a B.A. in International Relations from Brown University.

About Talkspace

Talkspace (NASDAQ: TALK) is a leading virtual behavioral healthcare provider committed to helping people lead healthier, happier lives through access to high-quality mental healthcare. At Talkspace, we believe that mental healthcare is core to overall health and should be available to everyone.

Talkspace pioneered the ability to text with a licensed therapist from anywhere and now offers a comprehensive suite of mental health services, including therapy for individuals, teens, and couples, as well as psychiatric treatment and medication management (18+). With Talkspace’s core therapy offerings, members are matched with one of thousands of licensed therapists within days and can engage in live video, audio, or chat sessions, and/or unlimited asynchronous text messaging sessions.

All care offered at Talkspace is delivered through an easy-to-use, fully-encrypted web and mobile platform that meets HIPAA, federal, and state regulatory requirements. More than 140 million Americans have access to Talkspace through their health insurance plans, employee assistance programs, our partnerships with leading healthcare companies, or as a free benefit through their employer, school, or government agency.

For more information, visit www.talkspace.com.

For Media:

Jeannine Feyen | press@talkspace.com

For Investors:

ICR Westwicke
TalkspaceIR@westwicke.com